EXHIBIT 5.1

[LETTERHEAD OF SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP]

March 12, 2014

Fortress Investment Group LLC
1345 Avenue of the Americas, 46th Floor
New York, New York 10105

Re:	Fortress Investment Group LLC Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as special counsel to Fortress Investment Group LLC, a Delaware limited liability company (the “Company”), in connection with the registration statement on Form S-3 to be filed on the date hereof by the Company (the “Registration Statement”) with the U.S. Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to (i) Class A shares representing limited liability company interests in the Company (the “Class A Shares”) that may be issued and sold from time to time by the Company (the “Primary Shares”) and (ii) outstanding Class A Shares sold from time to time by certain shareholders of the Company (the “Secondary Shares”), in each case, pursuant to Rule 415 of the General Rules and Regulations promulgated under the Securities Act (the “Rules and Regulations”). The Primary Shares and the Secondary Shares are collectively referred to herein as the “Securities.”

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

In rendering the opinion stated herein, we have examined and relied upon the following:

(i) the Registration Statement;

(ii) an executed copy of a certificate of David N. Brooks, Secretary of the Company, dated the date hereof (the “Secretary’s Certificate”);

Fortress Investment Group LLC
March 12, 2014

(iii) a copy of the Company’s Certificate of Formation, as amended as of the date hereof (the “Certificate of Formation”), certified by the Secretary of State of the State of Delaware as of March 4, 2014, and certified pursuant to the Secretary’s Certificate;

(iv) a copy of the Fourth Amended and Restated Limited Liability Company Agreement of the Company, dated as of August 10, 2009 (the “LLC Agreement”), certified pursuant to the Secretary’s Certificate;

(v) a specimen certificate evidencing the Shares in the form of Exhibit 4.1 to the Registration Statement; and

(vi) a copy of certain resolutions of the Board of Directors of the Company (the “Board of Directors”), and the Pricing Committee thereof, relating to the issuance and registration of the Securities and related matters, certified pursuant to the Secretary’s Certificate.

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinion stated below.

In our examination, we have assumed the genuineness of all signatures, including endorsements, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies. In making our examination of executed documents or documents to be executed, we have assumed that the parties thereto, other than the Company, had or will have the power, corporate or other, to enter into and perform all obligations thereunder, and have also assumed the due authorization by all requisite action, corporate or other, and the execution and delivery by such parties of such documents, and the validity and binding effect thereof on such parties. We have also assumed that the LLC Agreement is the only limited liability company agreement, as defined under the DLLCA (as defined below), of the Company. As to any facts relevant to the opinion stated herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others and of public officials.

Our opinion set forth herein is limited to the Delaware Limited Liability Company Act (the “DLLCA”) and, to the extent that judicial or regulatory orders or decrees or consents, approvals, licenses, authorizations, validations, filings, recordings or registrations with governmental authorities are relevant, to those required under such laws (all of the foregoing being referred to as “Opined on Law”). We do not express any opinion with respect to the law of any jurisdiction other than Opined on Law or as to the effect of the law of any jurisdiction other than Opined on Law on the opinion herein stated. The Securities may be offered from time to time on a delayed or continuous basis, and the opinion set forth herein is limited to the Opined on Law, as in effect on the date hereof, which laws are subject to change with possible retroactive effect.

Fortress Investment Group LLC
March 12, 2014

Based upon the foregoing and subject to the limitations, qualifications, exceptions and assumptions stated herein, we are of the opinion that, when (i) an appropriate prospectus supplement or term sheet with respect to the Securities has been prepared, delivered and filed in compliance with the Securities Act and the applicable Rules and Regulations; (ii) if the Securities are to be sold pursuant to a firm commitment underwritten offering, the underwriting agreement with respect to the Securities has been duly authorized, executed and delivered by the Company and the other parties thereto; (iii) the Board of Directors, including any appropriate committee appointed thereby, and appropriate officers of the Company have taken all necessary limited liability company action to approve the issuance and sale of the Primary Shares, the consideration to be received therefor and related matters, in accordance with the DLLCA; (iv) terms of the issuance and sale of the Primary Shares have been duly established and are then in conformity with the Certificate of Formation and LLC Agreement so as not to violate any applicable law, the Certificate of Formation or LLC Agreement, or result in a default under or breach of any agreement or instrument binding upon the Company, and so as to comply with any requirement or restriction imposed by any court or other governmental authority having jurisdiction over the Company; (v) if the Primary Shares are to be certificated, certificates in the form required under the DLLCA representing the Primary Shares have been duly executed and countersigned; and (vi) the Primary Shares are registered in the Company’s share registry and delivered upon payment of the agreed-upon consideration therefor, the Securities, when issued and sold in accordance with the applicable underwriting agreement if any, or any other duly authorized, executed and delivered valid and binding purchase or agency agreement, will be validly issued, and under the DLLCA, the purchasers of the Securities will have no obligation to make further payments for the purchase of the Securities or contributions to the Company solely by reason of their ownership of the Securities except for their obligation to repay any funds wrongfully distributed to them.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. We also consent to the reference to our firm under the caption “Legal Matters” in the prospectus which forms a part of the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations. This opinion is expressed as of the date hereof unless otherwise expressly stated, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable laws.

Very truly yours,

/s/ Skadden, Arps, Slate, Meagher & Flom LLP